Exhibit 99.1

Nexien BioPharma, Inc. has been Issued a U.S. Patent for the Methods and Compositions for Treating Non-Dystrophic Myotonia and Myotonic Dystrophies Types 1 and 2

The patent relates to the administration of a specific composition comprised of cannabinoids to a patient

Denver, Colorado, July 14, 2020 - The United States Patent and Trademark Office (USPTO) has issued a patent to Nexien BioPharma, Inc. (Stock Symbol: NXEN) (“Nexien”). The patent US10,702,495, issued on July 7, 2020, covers methods and compositions for treating patients having non-dystrophic myotonia and myotonic dystrophies (DM Type 1 and DM Type 2) with oral formulations of cannabidiol and tetrahydrocannabinol.

In commenting on the issuance of the patent by the USPTO, Richard Greenberg, CEO and Chairman of Nexien stated, “We’re excited regarding the issuance of the patent covering the use of cannabinoids and/or terpenes to the treatment of myotonia and DM Type 1 and DM Type 2. We believe that a cannabinoid-based formulation could be beneficial in treating the debilitating symptoms of myotonia and DM Type 1 and DM Type 2.” Greenberg also stated “The issuance of this patent provides a green-light to Nexien to further our previously funded pre-clinical investigation regarding the use of cannabinoids for these disorders conducted by Professor Benedikt Schoser, world-renowned myotonic dystrophy, and myotonia expert, at the University of Munich. We also believe that the issuance of this patent enhances Nexien’s ability to attract a financial or industry strategic partner to help further the Company’s research.”

About Myotonia and Myotonic Dystrophies (DM)

Myotonia refers to a neuromuscular condition in which the relaxation of a muscle is impaired and can affect any muscle group of the body. Because a repeated effort is required to relax the muscle, individuals with myotonia may have massive trouble with normal daily activities including releasing their grip on objects (e.g., knife, fork, and spoon), and having difficulty rising from a seated position, or beginning to walk. Patients suffering from myotonia often walk with a stiff, slow, and awkward gait.

DM is an autosomal dominant transmitted genetic disorder that affects all parts of the human body but predominantly affects muscular function. Symptoms include gradually increased muscle loss and weakness. There is currently no cure for DM and various drugs are often prescribed to manage symptoms without great success. An estimated 31.5 in 100,000 people are affected by DM1 in the United States alone.

Based on the current patient population, it is anticipated that the annual market to treat patients with DM Type 1 and DM Type 2 could range between $500 million to $1 billion.

About Nexien BioPharma, Inc.

Nexien BioPharma is a US-based pharmaceutical company engaged in the formulation, development, and commercialization of cannabinoid-based pharmaceuticals in accordance with U.S. Food and Drug Administration (“FDA”) pre-clinical and clinical pathways, to address a broad range of medical conditions and disorders. Nexien BioPharma website: www.nexienbiopharma.com.

Forward-Looking Statements

Nexien Disclosure Notice: This press release may contain “forward-looking statements, which are deemed to be any statements made by or on behalf of Nexien BioPharma that are not statements of historical facts. These statements reflect current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this release, including the factors set forth in “Risk Factors” in our most recent Form 10-K filed with the Securities and Exchange Commission (SEC) and subsequent filings with the SEC. Readers are cautioned not to place reliance on these forward-looking statements, which are valid only as of the date they were made. Nexien BioPharma undertakes no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise, except as expressly required by law.

Company Contact:
Nexien BioPharma, Inc.
Richard Greenberg, CEO and Chairman
Website www.nexienbiopharma.com
Email info@nexienbiopharma.com